Exhibit 99.1

October 9, 2007

John J. Brinling, Jr.
President and Chief Executive Officer
Erie Indemnity Company
100 Erie Insurance Place
Erie, PA 16530

Re: Compensation and Benefits as Interim President and Chief Executive Officer

Dear John:

On behalf of the Board of Directors of Erie Indemnity Company (the “Company”), I am pleased that you have accepted our offer to serve as interim President and Chief Executive Officer of the Company and each of our subsidiaries while we conduct a search for a permanent replacement. As interim President and CEO, you will serve at the pleasure of the Board of Directors and your employment will be “at will.” This letter will set forth the terms of our agreement with respect to the compensation and benefits to be paid to you for your service as interim President and CEO.

Base Salary

You will receive a salary based on an annual rate of $815,626.09, payable in bi-weekly installments.

Participation in Annual and Long-Term Incentive Plans

Because your service to the Company began late in the year, the terms of the Annual Incentive Plan (AIP) preclude you from participating in the AIP for 2007. However, at such time as the Company pays bonuses to those participants in the 2007 AIP, you will receive an amount equal to the award that would have been paid to the former President and CEO under the AIP had he still been acting as President and CEO of the Company on December 31, 2007. In essence, the amount of your bonus award will be (a) based on the same Company Incentive Target Percentage and Company Performance Goals that were in effect for your predecessor under the AIP immediately prior to his resignation as President and CEO, and (b) prorated from August 8, 2007 through December 31, 2007.

The terms of the Company’s Long-Term Incentive Plan (LTIP) also preclude covered employees, as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, from being added as participants more than 90 days after the beginning of the performance period. Accordingly, you will not officially participate in the LTIP for the 2007-2009 performance period. However, at such time as the Company would have paid an LTIP award to a retiring participant in the 2007-2009 performance period, you will receive a cash payment equal to the value of the award that would have been paid to the former President and CEO for the 2007-2009 performance period under the LTIP had he still been acting as President and CEO of the Company either (a) at the end of the 2007-2009 performance period, or (b) on the date of your separation from service, which ever occurs first, prorated for the time of your service as President and CEO. In essence, the amount of this payment to you will be based on the same Target Award Percentage and Performance Goals that were in effect for your predecessor for the 2007-2009 performance period under the LTIP, prorated for that portion of the performance period during which you were serving as interim President and CEO. Award payments for the 2005-2007 and 2006-2008 performance periods will be calculated in the same manner.

Participation in Pension Plans

You are waiving any future participation in the Erie Insurance Group Retirement Plan for Employees and the Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (the “Pension Plans”). Your waiver of future participation does not affect payment of those benefits you earned under the Pension Plans based on the period of your prior employment with Erie.

In lieu of future participation in the Pension Plans, on December 31, 2007 or the date of your separation from service, whichever occurs first, the Company will credit a hypothetical account with an amount equal to 16% of the base salary paid to you from August 8, 2007 through December 31, 2007. If your service to the Company continues beyond December 31, 2007, then on December 31, 2008 or the date of your separation from service, whichever occurs first, the Company will credit the hypothetical account with an additional amount to be calculated as follows:

Base Salary paid to you
from 1/1/08 through 12/31/08,
or to the date of your            x (.16 + (.001666 x Number of months of service in 2008))
separation from service,
whichever occurs first

If your service to the Company continues beyond December 31, 2008, then on December 31, 2009, or the date of your separation from service, whichever occurs first, the Company will credit the hypothetical account with an amount equal to 18% of the base salary paid to you during 2009.

Once an amount is credited to the hypothetical account, it shall earn interest at the same rate as the Fidelity money market fund in the Company’s 401(k) Plan, adjusted on the first day of each month, until such time as the hypothetical account is paid to you as set forth below. For purposes of calculating the number of months of service in the above formulae, if you were still serving as interim President and CEO on the 15th day of the month, then such month will be counted as a month of service. On the first day of the seventh month following separation from service from the Company, all amounts credited to the hypothetical account, and all accumulated interest thereon, will be paid to you in one lump sum.

Deferred Compensation Plan

If you are still employed with the Company after the end of this year, you may elect to participate in the Company’s Deferred Compensation Plan for 2008.

Welfare Plans

For the duration of your employment, you will be enrolled in the Company’s Health Protection Plan, Basic Group Life Insurance Plan, Long-Term Disability Income Plan, Group Dental Assistance Plan, Vision Care Plan and the Work Life Resource Program. At your option, and subject to the plan terms regarding employee contributions, you are also eligible to participate in the Company’s Supplemental Group Life Insurance Plan and the Pre-Tax Payment Plan.

Defined Contribution Plan

At your option, you may elect to participate in the Company’s 401(k) Savings and Investment Plan, subject to the terms of that Plan.

Payment of Insurance Premium

The Company agrees to pay the current annual premium on your Northwestern Mutual Life Insurance Company Policy No. 12342669 in the amount of $12,048. The Company will also pay the same $15,739 annual interest payment that it was paying on the loan against the policy prior to your retirement on January 31, 2007. Both of these payments will be grossed-up to include an amount approximately equal to the income taxes that would be owed on such payments. If your service as President and CEO continues beyond July 31, 2008, the company will pay the same amounts toward the next annual policy premium and interest payment. Any payments thereafter will need to be specifically approved by the Company.

Memberships

During the term of your service as interim President and CEO, the Company will pay your membership dues and any assessments for the Lake Shore Country Club, Erie Club and Rotary Club.

If the terms set forth above are acceptable to you, please sign and return one copy of this letter to James J. Tanous, Executive Vice President, Secretary and General Counsel. Again, on behalf of the ERIE family, I would like to welcome you back and thank you for agreeing to assist us during this time of transition.

Very truly yours,

/s/ Thomas B. Hagen
Thomas B. Hagen
Chairman of the Board of Directors

Agreed to this 11th day of October
2007.

     /s/ John J. Brinling, Jr.
John J. Brinling, Jr.